UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 3, 2024

BABCOCK & WILCOX ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36876	47-2783641
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 East Market Street
Suite 650
Akron,	Ohio	44305
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s Telephone Number, including Area Code: (330) 753-4511
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on which Registered
Common stock, $0.01 par value per share	BW	New York Stock Exchange
8.125% Senior Notes due 2026	BWSN	New York Stock Exchange
6.50% Senior Notes due 2026	BWNB	New York Stock Exchange
7.75% Series A Cumulative Perpetual Preferred Stock	BW PRA	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

Amendment to Credit Agreement

On July 3, 2024, Babcock & Wilcox Enterprises, Inc. (the “Company”) with certain subsidiaries of the Company as guarantors, the lenders party to the Credit Agreement (as defined below), and Axos Bank (“Axos”), as administrative agent, entered into the Second Amendment to Credit Agreement (the “Second Amendment”), to that certain Credit Agreement dated as of January 18, 2024 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”). Pursuant to the Second Amendment, Axos and the Lenders party to the Credit Agreement consented to the Company’s engagement in certain specified sales of the assets of specified subsidiaries of the Company (such sales, the “Specified Transactions”), and agreed that the consummation of any Specified Transaction would not result in an event of default under the Credit Agreement. As a condition to the forgoing consent and agreements, the Company agreed to apply the net cash proceeds from the Specified Transactions in the following order, irrespective of the order of consummation of the Specified Transactions: (i) to the repayment of revolving loans under the Credit Agreement, in an aggregate amount equal to $10,000,000 (the “Specified Revolver Paydown”); (ii) to the repayment of liabilities in respect of the certain pension plans of the Company and its subsidiaries, in an aggregate amount equal to $15,000,000; (iii) to the repayment of letter of credit borrowings or advances, or if no such amounts are outstanding, to the cash collateralization of existing letter of credit obligations, in an aggregate amount equal to $10,000,000; (iv) to PNC Bank, National Association, in an amount not exceeding $1,600,000 in connection with the repayment and/or cash collateralization of certain existing facilities; (v) to the repayment of revolving loans under the Credit Agreement, in an aggregate amount equal to $54,000,000 (which amounts may be reborrowed in whole or in part to the extent permitted under the Credit Agreement at such time and may be used for purposes permitted under the Credit Agreement, including for working capital needs); (vi) to the repayment of the Company’s 8.125% Senior Notes due 2026, 6.50% Senior Notes due 2026 or any additional unsecured senior notes issued under the Company’s unsecured notes indenture, in an aggregate amount equal to $193,000,000; and (vii) the remainder to be retained by the Company in accounts subject to finance working capital, capital expenditures and acquisitions and for general corporate purposes (including the payment of fees and expenses).

The Second Amendment further amended the Credit Agreement by sunsetting the option to increase the amounts available to be borrowed based on inventory in the borrowing base under the Credit Agreement following the Specified Revolver Paydown, and extended the maturity date under the agreement from August 30, 2025 to October 31, 2025 in the event that the Indebtedness under any of the Company’s unsecured notes has not been refinanced pursuant to a permitted refinancing under the agreement. The maturity date otherwise remains January 18, 2027.

The Company paid an amendment fee of $50,000 to Axos in consideration of the Second Amendment. Certain of the lenders under the Credit Agreement, as well as certain of their respective affiliates, may perform for the Company and its subsidiaries, various commercial banking, investment banking, lending, underwriting, trust services, financial advisory and other financial services, for which they may receive customary fees and expenses.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 2.03.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BABCOCK & WILCOX ENTERPRISES, INC.

July 10, 2024	By:	/s/ Louis Salamone
Louis Salamone
Executive Vice President, Chief Financial Officer (Principal Accounting Officer and Duly Authorized Representative)

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